Exhibit (11)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Trustees of 1784 Funds:

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 15 to the Registration Statement of 1784 Funds (comprised of the 1784 Tax-Free Money Market Fund, 1784 U.S. Treasury Money-Market Fund, 1784 U.S. Government Medium-Term Income Fund, 1784 Massachusetts Tax-Exempt Income Fund, 1784 Short-Term Income Fund, 1784 Income Fund, 1784 Tax-Exempt Medium-Term Income Fund, 1784 Rhode Island Tax-Exempt Income Fund, 1784 Connecticut Tax-Exempt Income Fund, 1784 Growth and Income Fund, 1784 International Equity Fund, 1784 Asset Allocation Fund, 1784 Growth Fund, and 1784 Institutional U.S. Treasury Money Market Fund) and 1784 Prime Money Market Fund (referred to collectively herein as the "Funds") on Form N-1A of our reports dated July 19, 1996 and February 20, 1997, respectively, on our audits of the financial statements and financial highlights of the above referenced Funds, which reports are included in the Annual Reports to Shareholders for the year ended May 31, 1996 and for the year ended December 31, 1996, which are incorporated by reference in the Registration Statement. We further consent to the references to our Firm under the captions "Financial Information" and "Independent Accountants" in both the Prospectus and the Statement of Additional Information.

                                                        COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
April 28, 1997